Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-11 of Colony Financial, Inc. filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, on March 31, 2011 of our report dated September 14, 2010 relating to the financial statements of First Republic Bank, which are included in the Amendment No. 2 to the Current Report on Form 8-K of Colony Financial, Inc. filed with the Securities and Exchange Commission on March 18, 2011. We also consent to the incorporation by reference in this Registration Statement of the reference to us under the heading “Experts” in the Registration Statement on Form S-11 (File No. 333-172975) and related Prospectus of Colony Financial, Inc., as amended.

San Francisco, CA

March 31, 2011